Exhibit 5

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218 OURFILE NO: 22948.000417

June 22, 2005

Board of Directors

Chesapeake Corporation

James Center II

1021 East Cary Street

Richmond, Virginia 23219

Registration Statement on Form S-3

Relating to $300,000,000 Issue Amount of Unallocated Securities

Gentlemen:

We have acted as counsel to Chesapeake Corporation, a Virginia corporation (the “Company”), in connection with the registration by the Company of an aggregate $300,000,000 of its (i) unsecured senior or subordinated debt securities (“Debt Securities”), (ii) shares of preferred stock, par value $100.00 per share (“Preferred Stock”), which may be issued in the form of fractional shares evidenced by depositary receipts (“Depositary Shares”), (iii) shares of common stock, par value $1.00 per share (“Common Stock”), (iv) warrants to purchase Debt Securities or shares of Common Stock or Preferred Stock (“Warrants”), (v) stock purchase contracts, obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock (“Stock Purchase Contracts”), and (vi) stock purchase units, consisting of a Stock Purchase Contract and debt securities or debt obligations of third parties securing the holders’ obligations to purchase the Common Stock under the Stock Purchase Contract (“Stock Purchase Units”), all on terms to be determined at the time of sale (the Debt Securities, Preferred Stock, Depositary Shares, Common Stock, Warrants, Stock Purchase Contracts and Stock Purchase Units are referred to collectively as the “Securities”), as set forth in the Registration Statement on Form S-3 (the “Registration Statement”) that is being filed on the date hereof with the Securities and Exchange Commission (the “Commission”) by the Company pursuant to the Securities Act of 1933, as amended. The Securities are to be issued in one or more series and are to be sold from time to time as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and any amendments or supplements thereto.

In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

Board of Directors

June 22, 2005

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the genuineness of signatures not witnessed by us and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company).

We are members of the Virginia and New York Bars and we do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia, the State of New York and the federal laws of the United States of America.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

1. The Company has been duly incorporated and is an existing corporation in good standing under the laws of the Commonwealth of Virginia, with corporate power and authority to own its properties and conduct its business as described in the Prospectus.

2. When (a) the terms of any class or series of the Securities have been authorized by appropriate corporate action of the Company, and (b) the Securities have been issued and sold upon the terms and conditions set forth in the Registration Statement, the Prospectus and the applicable supplement to the Prospectus and the Company has received full payment therefor in accordance with the corporate authorization and, with respect to the Debt Securities, such Debt Securities have been duly executed, authenticated and delivered in accordance with the applicable indenture, then such Securities will be legally issued and (x) in the case of Preferred Stock or Common Stock, such stock will be fully paid and nonassessable, and (y) in the case of Debt Securities, such Debt Securities will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the applicable indenture, except as the enforceability thereof may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and (ii) principles of equity, whether considered in law or equity; provided that we express no opinion as to the ability of any federal or state court to render a judgment in any currency other than U.S. dollars.

Board of Directors

June 22, 2005

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the statement made in reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission. We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Hunton & Williams LLP